Almaden Minerals Ltd.

Organization Chart December 31, 2023


Almaden Minerals Ltd.
("Almaden")
Canada
TSX: AMM
NYSE American: AAU
Puebla Holdings Inc.
("Puebla")
Canada
100%
Minera Gorrión S.A. de C.V.
("Gorrión")
Mexico
99.9%
Tuligtic Property/
Ixtaca Project
100%